Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212571 July 25, 2016 Barclays Bank PLC Trigger Autocallable Notes

Linked to the Russell 2000® Index due on or about July 30, 2021

Investment Description

Trigger Autocallable Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Russell 2000® Index (the “Underlying”). The Issuer will automatically call the Notes if the closing level of the Underlying on any Observation Date (quarterly, beginning after one year) is greater than or equal to the closing level of the Underlying on the Trade Date (the “Initial Underlying Level”). If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate. If the Notes are not automatically called and the closing level of the Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to the specified Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes. However, if the Final Underlying Level is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Level to the Final Underlying Level, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. The Downside Threshold is observed relative to the Final Underlying Level only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-4 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Automatic Call: The Issuer will automatically call the Notes if the closing level of the Underlying on any Observation Date (quarterly, beginning after one year) is greater than or equal to the Initial Underlying Level. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes. However, if the Final Underlying Level is less than the Downside Threshold, you will be exposed to the full decline in the Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. The Downside Threshold is observed relative to the Final Underlying Level only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	July 27, 2016
	Settlement Date:	July 29, 2016
	Observation Dates[2]:	Quarterly, beginning July 27, 2017
	Final Valuation Date[2]:	July 27, 2021
	Maturity Date[2]:	July 30, 2021

[1]   Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.

[2]   Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the prospectus supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-8 OF THIS FREE WRITING PROSPECTUS AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE FWP-4 OF THIS FREE WRITING PROSPECTUS.

Note Offering

We are offering Trigger Autocallable Notes linked to the Russell 2000® Index. The actual Initial Underlying Level and Downside Threshold will be determined on the Trade Date. The Initial Underlying Level will be the closing level of the Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Call Return Rate*	Initial Underlying Level	Downside Threshold	CUSIP/ ISIN
Russell 2000® Index (RTY)	8.00% per annum	•	67.50% to 72.50% of the Initial Underlying Level (rounded to three decimal places)	06740Q278 / US06740Q2782

* The Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate. The potential Call Returns applicable to each Observation Date are set forth under “Indicative Terms—Call Return/Call Return Rate” in this free writing prospectus.

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.25	$9.75
Total	$•	$•	$•

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.400 and $9.690 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refers to the Trigger Autocallable Notes that are offered hereby, unless the context otherwise requires.

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Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated value of the Notes referenced above may not correlate on a linear basis with the range for the Downside Threshold set forth in this free writing prospectus. We determined the size of the range for the Downside Threshold based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eight months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-8 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Investor Suitability

The Notes may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦  You believe the closing level of the Underlying is likely to be greater than or equal to the Initial Underlying Level on any one of the Observation Dates, and, if it is not, you can tolerate not receiving a positive return on the Notes.

♦  You believe the Final Underlying Level is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of all or a substantial portion of your investment.

♦  You understand and accept that you will not participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to any Call Return paid on the Notes.

♦  You are willing and able to hold Notes that will be called on the earliest Observation Date (quarterly, beginning after one year) on which the closing level of the Underlying is greater than or equal to the Initial Underlying Level, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You would be willing to invest in the Notes if the Downside Threshold percentage were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Downside Threshold will be determined on the Trade Date).

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlying.

♦  You understand and are willing to accept the risks associated with the Underlying.

♦  You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦  You do not believe the closing level of the Underlying is likely to be greater than or equal to the Initial Underlying Level on any one of the Observation Dates, or you cannot tolerate not receiving a positive return on the Notes.

♦  You believe the Final Underlying Level is likely to be less than the Downside Threshold, which could result in a total loss of your initial investment.

♦  You seek an investment that participates in the full appreciation of the Underlying and whose return is not limited to any Call Return paid on the Notes.

♦  You are unable or unwilling to hold Notes that will be called on the earliest Observation Date (quarterly, beginning after one year) on which the closing level of the Underlying is greater than or equal to the Initial Underlying Level, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦  You would be unwilling to invest in the Notes if the Downside Threshold percentage were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Downside Threshold will be determined on the Trade Date).

♦  You seek current income from this investment, or you prefer to receive any dividends paid on the securities composing the Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦  You do not understand or are not willing to accept the risks associated with the Underlying.

♦  You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-8 of this free writing prospectus and the “Risk Factors” beginning on page S-7 of the prospectus supplement. For more information about the Underlying, please see the section titled “Russell 2000® Index” below.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term[2]:	Approximately five years, unless called earlier
Reference Asset[3]:	Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>“) (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the closing level of the Underlying on any Observation Date (quarterly, beginning after one year) is greater than or equal to the Initial Underlying Level. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate.
Observation Dates[2,4]:	The first Observation Date will occur on or about July 27, 2017; Observation Dates will occur quarterly thereafter as listed in the “Call Return/Call Return Rate” section below. The final Observation Date, July 27, 2021, is the “Final Valuation Date.”
Call Settlement Dates[4]:	Two (2) business days following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 × Call Return)
Call Return/Call Return Rate:

The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate. The Call Return Rate is equal to 8.00% per annum.

The table below sets forth the Observation Dates and Call Settlement Dates and the Call Return and Call Price that would be payable on the relevant Call Settlement date if the Notes are automatically called. If the Notes are automatically called, no further amounts will be owed to you under the Notes.

	Observation Date[2,4]	Call Settlement Date[2,4]	Call Return	Call Price
	July 27, 2017	July 31, 2017	8.00%	$10.80
	October 26, 2017	October 30, 2017	10.00%	$11.00
	January 26, 2018	January 30, 2018	12.00%	$11.20
	April 26, 2018	April 30, 2018	14.00%	$11.40
	July 26, 2018	July 30, 2018	16.00%	$11.60
	October 26, 2018	October 30, 2018	18.00%	$11.80
	January 28, 2019	January 30, 2019	20.00%	$12.00
	April 26, 2019	April 30, 2019	22.00%	$12.20
	July 26, 2019	July 30, 2019	24.00%	$12.40
	October 28, 2019	October 30, 2019	26.00%	$12.60
	January 27, 2020	January 29, 2020	28.00%	$12.80
	April 27, 2020	April 29, 2020	30.00%	$13.00
	July 27, 2020	July 29, 2020	32.00%	$13.20
	October 26, 2020	October 28, 2020	34.00%	$13.40
	January 26, 2021	January 28, 2021	36.00%	$13.60
	April 26, 2021	April 28, 2021	38.00%	$13.80
	July 27, 2021	July 30, 2021	40.00%	$14.00
Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note.

If the Notes are not automatically called and the Final Underlying Level is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold:	67.50% to 72.50% of the Initial Underlying Level (rounded to three decimal places). The actual Downside Threshold will be set on the Trade Date.
Initial Underlying Level:	The closing level of the Underlying on the Trade Date
Final Underlying Level:	The closing level of the Underlying on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[3]	For a description of adjustments that may affect the Underlying, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the prospectus supplement.

[4]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the prospectus supplement.

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Investment Timeline

Trade Date:	The closing level of the Underlying (the Initial Underlying Level) is observed and the Downside Threshold is determined.

Quarterly (beginning after one year):

The Issuer will automatically call the Notes if the closing level of the Underlying on any Observation Date (quarterly, beginning after one year) is greater than or equal to the Initial Underlying Level.

If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate.

Maturity Date:

The Final Underlying Level is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note.

If the Notes are not automatically called and the Final Underlying Level is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. The Downside Threshold is observed relative to the Final Underlying Level only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

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Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying or the securities composing the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Level is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Level is less than the Downside Threshold, you will be exposed to the full decline in the Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your principal.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of the Underlying is greater than the Downside Threshold.

♦	Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the pre-specified per annum Call Return Rate, regardless of any appreciation of the Underlying. In addition, because the Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the level of the Underlying even though you will not participate in any of the Underlying’s appreciation. If the Notes remain outstanding following any Observation Date, that means the Underlying has closed below the Initial Underlying Level on each prior Observation Date. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the level of the Underlying and the shorter time remaining for the level of the Underlying to increase to or above the Initial Underlying Level on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	A higher Call Return Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that the Notes will not be automatically called for the applicable Call Price and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of being automatically called for the applicable Call Price or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

♦	No interest payments — The Issuer will not make periodic interest payments on the Notes, and the return on the Notes is determined by the performance of the Underlying from the Trade Date to the applicable Observation Date, including the Final Valuation Date.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this free writing prospectus. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities

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Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the securities composing the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying would have.

♦	The Underlying reflects the price return of the Notes composing the Underlying, not the total return — The return on the Notes is based on the performance of the Underlying, which reflects changes in the market prices of the securities composing the Underlying. The Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	The Notes will not be listed on any securities exchange, and secondary trading may be limited — Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price, if any, at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the securities composing the Underlying, may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

♦	The Notes are subject to small-capitalization companies risk — The Underlying tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Underlying may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the level of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the securities composing the Underlying;

♦	the time to maturity of the Notes;

♦	the market prices of and dividend rates on the securities composing the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

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♦	The U.S. federal income tax consequences of an investment in the Notes are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Note on a hypothetical offering of the Notes, with the assumptions as set forth below. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Note over the term of the Notes to $10.00. The hypothetical Initial Underlying Level of 100.000 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Level. The actual Downside Threshold percentage will be determined on the Trade Date and the actual Initial Underlying Level and resulting Downside Threshold will be based on the closing level of the Underlying on the Trade Date. The Final Underlying Level will be the closing level of the Underlying on the Final Valuation Date. For historical data regarding the actual closing level of the Underlying, please see the historical information set forth under the section titled “Russell 2000® Index” below. The examples below do not take into account any tax consequences from investing in the Notes. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 5 years (unless called earlier)
Call Return Rate:	8.00% per annum (or 2.00% per quarter)
Hypothetical Initial Underlying Level:	100.000
Hypothetical Downside Threshold:	72.500, which is equal to 72.50% of the hypothetical Initial Underlying Level (72.50% is the top of the range of 67.50% to 72.50% for the actual Downside Threshold percentage). The actual Downside Threshold percentage will be determined on the Trade Date and will be based on the actual Initial Underlying Level.
Observation Dates:	Observation Dates will occur quarterly, beginning after one year, as set forth under “Indicative Terms—Call Return/Call Return Rate” in this free writing prospectus.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	110.000	Closing level of Underlying at or above Initial Underlying Level; Notes are automatically called; Issuer pays Call Price
Call Price (per $10.00 Note):		$10.80
Total Return:		8.00%

Because the closing level of the Underlying is greater than or equal to the Initial Underlying Level on the first Observation Date (which is approximately one year after the Trade Date), the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date a Call Price of $10.80 per $10.00 principal amount Note for a 8.00% total return on the Notes. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	85.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Second Observation Date	70.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Third Observation Date	80.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Fourth to Sixteenth Observation Dates	Various (below Initial Underlying Level)	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Seventeenth Observation Date (the Final Valuation Date)	110.000	Closing level of Underlying at or above Initial Underlying Level; Notes are automatically called; Issuer pays Call Price
Call Price (per $10.00 Note):		$14.00
Total Return:		40.00%

Because the closing level of the Underlying is greater than or equal to the Initial Underlying Level on the Final Valuation Date, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Maturity Date a Call Price of $14.00 per $10.00 principal amount Note for a 40.00% total return on the Notes.

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Example 3 — Notes Are NOT Automatically Called and the Final Underlying Level Is Above the Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	90.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Second Observation Date	60.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Third Observation Date	55.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Fourth to Sixteenth Observation Dates	Various (below Initial Underlying Level)	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Seventeenth Observation Date (the Final Valuation Date)	75.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called. Final Underlying Level above Downside Threshold; Issuer repays principal on Maturity Date.
Payment at Maturity (per $10.00 Note):		$10.00
Total Return:		0.00%

Because the closing level of the Underlying was less than the Initial Underlying Level on each Observation Date, the Notes are not automatically called. Because the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will pay you on the Maturity Date $10.00 per $10.00 principal amount Note, which is equal to your principal amount, for a 0.00% total return on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlying Level Is Below the Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	60.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Second Observation Date	65.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Third Observation Date	60.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Fourth to Sixteenth Observation Dates	Various (below Initial Underlying Level)	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called
Seventeenth Observation Date (the Final Valuation Date)	45.000	Closing level of Underlying below Initial Underlying Level; Notes NOT automatically called. Closing level of Underlying below Downside Threshold; Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlying.
Payment at Maturity (per $10.00 Note):		$4.50
Total Return:		-55.00%

Because the closing level of the Underlying was less than the Initial Underlying Level on each Observation Date, the Notes are not automatically called. Because the Final Underlying Level is less than the Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

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What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, upon a sale or exchange of your Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire your Notes. This gain or loss should be long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Notes to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

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Russell 2000® Index

The Underlying is calculated, maintained and published by FTSE Russell. The Underlying measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more information about the Underlying, see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Information

The following graph sets forth the performance of the Underlying from January 2, 2008 through July 22, 2016, based on the closing levels of the Underlying. The closing level of the Underlying on July 22, 2016 was 1,212.889. The dotted line represents a hypothetical Downside Threshold of 879.345, which is equal to 72.50% of the closing level of the Underlying on July 22, 2016 (72.50% is the top of the range of 67.50% to 72.50% for the actual Downside Threshold percentage). The actual Downside Threshold percentage will be determined on the Trade Date and will be based on the closing level of the Underlying on the Trade Date.

We obtained the closing levels below from the Bloomberg Professional® service, without independent verification. Currently, whereas the Underlying sponsor publishes the official closing level of the Underlying to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the Underlying reported by Bloomberg may be lower or higher than the official closing level of the Underlying published by the Underlying sponsor. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the closing level of the Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

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